Exhibit (h)(10)

EXHIBIT C

SHAREHOLDER SERVICING AGREEMENT

Name of Bond		Bond or Policy No.	Insurer
Investment Company Blanket Bond Form		87015113B	ICI Mutual Insurance Company

Fidelity	$70,000,000
Audit Expense	50,000
On Premises	70,000,000
In Transit	70,000,000
Forgery or Alteration	70,000,000
Securities	70,000,000
Counterfeit Currency	70,000,000
Uncollectible Items of Deposit	25,000
Phone-Initiated Transactions	70,000,000
Computer Security	70,000,000

Directors and Officers/ Errors and Omissions Liability Insurance Form		87015113D	ICI Mutual Insurance Company
Total Limit	$70,000,000

Blanket Undertaking Lost Instrument Waiver of Probate		42SUN339806	Hartford Casualty Insurance

Effective May 31, 2013